Exhibit 8.2
October 18, 2007
Brek Energy Corp.
3388 Via Lido
Fourth Floor
Newport Beach, CA 92663
Att: Ms. Susan Jeffs

Re:	Registration Statement on Form S-4 — Merger of Brek
Energy Corp. into Gasco Acquisition, Inc., a Wholly
Owned Subsidiary of Gasco Energy, Inc.
Dear Ms. Jeffs:
     Brek Energy Corp. (“Brek”) has requested our opinion as to certain Federal income tax aspects of a transaction pursuant to which Gasco Acquisition, Inc. (“Merger Sub”), a wholly owned subsidiary of Gasco Energy, Inc. (“Gasco”), will be merged into Brek (the “Merger”) pursuant to an Agreement and Plan of Merger dated as of September 20, 2006, as amended January 31, 2007 and May 29, 2007 (collectively the “Merger Agreement”).
     We have acted as special tax counsel to Brek in connection with the Merger. In this regard, we have examined and participated in the preparation of the section entitled “Material U.S. Federal Income Tax Consequences” of the Gasco Registration Statement on Form S-4 (the “Registration Statement”), in which specific opinions as to certain Federal income tax matters relating to the Merger have been attributed to us.
     For purposes of this opinion, we have reviewed and relied upon the following documents and agreements:

Brek Energy Corp.
October 18, 2007

     1. The Merger Agreement;
     2. The Form of the Articles of Merger of Merger Sub and Brek;
     3. The Form of the Certificate of Merger of Merger Sub and Brek;
     4. The Form of the Escrow Agreement with respect to the shares of Gasco (Exhibit A of the Merger Agreement);
     5. The Form of the Affiliate Agreement with respect to the shares of Gasco (Exhibit 7.13 of the Merger Agreement);
     6. The Voting Agreement dated as of September 20, 2006; and
     7. The Opinion of Gemini Partners dated August 2, 2006 addressed to the Board of Directors of Brek (Annex E of the Registration Statement);
     In conducting our review, we have assumed: (a) the genuineness of all signatures; (b) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such latter documents; (c) the legal capacity of natural persons and the identity and capacity of all individuals acting or purporting to act as corporate officers; (d) that all certificates relied on for this opinion are correct and complete; (e) that there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence between the parties with respect to the Merger; (f) that Brek, Gasco and Merger Sub each have the power and authority to enter into the Merger; (g) that the execution and delivery of the Merger Agreement by each of Brek, Gasco and Merger Sub and the performance by each of them of their respective obligations thereunder has been duly authorized by all requisite corporate action; (h) that no action has been taken by Brek, Gasco or Merger Sub which amends, revokes or otherwise materially affects any of the terms of the Merger Agreement; (i) that there are no agreements or understandings between Brek, Gasco and Merger Sub that would modify or qualify the terms of the Merger; (j) that the representations, statements and facts concerning the Merger as set forth in the Merger Agreement and the Registration Statement are accurate and complete and will be accurate and complete as of the closing date of the Merger; and (k) that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement.
     We are members of the New York Bar only and are not licensed to practice law within the jurisdiction of any other state. Our opinion is limited in all respects to U.S.

Brek Energy Corp.
October 18, 2007

Federal income tax law. No opinion is expressed herein with respect to the tax laws of any state, including, without limitation, the tax laws of the State of New York.
     For purposes of rendering this opinion, we have examined such Federal income tax statutes, Treasury regulations, public tax rulings, legislative history and judicial interpretations thereof as we have deemed necessary or appropriate, all of which authority is subject to change at any time, possibly with retroactive effect. This opinion represents our best legal judgment on the matters discussed herein and is not binding on the Internal Revenue Service or any court.
     Based upon the foregoing, we are of the opinion that:
     1. The Merger will qualify as a tax free reorganization for Federal income tax purposes under Section 368(a)(1)(A) of the Internal Revenue Code of 1986.
     2. The section of the Registration Statement entitled “Material U.S. Federal Income Tax Consequences” accurately sets forth our opinion as to the tax consequences of the merger to Brek and its shareholders.
     The opinions expressed herein are limited to the date hereof. We assume no obligation to render any subsequent opinion, regardless of any future laws, decisions or events that might modify, supersede or void any of the facts, assumptions or opinions stated herein.
     This opinion is being delivered to you in connection with the Merger and we hereby consent to its inclusion as an exhibit to the Registration Statement. Subject to the foregoing, this opinion may not be relied upon, circulated, quoted or used for any purpose without our prior written consent.

Very truly yours, FERBER CHAN ESSNER & COLLER, LLP
By:	/s/ Allen Essner
A Member of the Firm